EXHIBIT 10.16

CF INDUSTRIES HOLDINGS, INC.

2005 EQUITY AND INCENTIVE PLAN

Annual Incentive Program

Effective January 1, 2008

TABLE OF CONTENTS

Purpose	3

Participation Eligibility	3

Award Opportunities	3

Company Performance Metric & Award Pool	4

Determination of Individual Awards	5

Payment of Awards	5

AIP Awards and Employee Benefits	6

Other Provisions	6

Exhibit I	8

CF INDUSTRIES HOLDINGS, INC.

2005 EQUITY AND INCENTIVE PLAN

Annual Incentive Program

Purpose

The purpose of the Annual Incentive Program (“AIP”), established under the Company’s 2005 Equity and Incentive Plan, is to support the accomplishment of the Company’s financial objectives. In doing so the AIP is designed to:

•                  Closely align the compensation of AIP participants with the financial interests and expectations of the Company’s stockholders.

•                  Provide opportunities, when combined with base salaries, for participants to earn competitive levels of direct cash compensation in order to attract and retain high-performing management employees.

•                  Define an appropriate portion of management compensation as being “at risk”, thereby providing enhanced opportunities for pay for performance.

Participation Eligibility

Participation in the AIP is limited to corporate officers and other management positions that have the ability to contribute meaningfully to the Company’s business results.

Participation in the AIP by non-officers must be approved by the Chairman and Chief Executive Officer of the Company.  Participation by the “executive officers,” who are identified as such in the proxy statement, and by other officers reporting directly to the Chairman and Chief Executive Officer must be approved by the Compensation Committee of the Board of Directors.

Award Opportunities

Each approved participant is assigned to a specific Target Award Group. A participant’s assigned Group reflects a combination of his/her position’s relative responsibility level and competitive compensation level. Each Group has a target award level stated as a percent of “base earnings,” defined as payroll earnings received during the program year.  Each year all participants will receive award agreements that reflect the award opportunity for that specific program year.

The Target Award level as of January 1, 2008 for each Group is as follows:

		Target Award
Group		% of Base Earnings

1.	Chairman & CEO	100%
2.	Selected Sr. Vice Presidents and Vice Presidents	60
3.	Selected Sr. Vice Presidents	55
4.	Selected Sr. Vice Presidents	50
5.	Selected Vice Presidents	45
6.	Selected Vice Presidents	40
7.	Selected Vice Presidents & Selected Dirs.	35
8.	Gen. Mgrs. & Selected Dirs.	30
9.	Selected Directors & Mgrs.	24
10.	Selected Directors & Mgrs.	20
11.	Selected Directors & Mgrs.	16

Company Performance Metric & Award Pool

The performance metric used to determine the aggregate award pool is Cash Flow Return on Average Gross Capital Employed (CFROC).  The Company’s performance standard at the Target level is a CFROC of 19%.  The definition of CFROC is presented in Exhibit I.

The determination of the aggregate award pool is based upon the following Company performance schedule:

Cash Flow Return on Average Gross Capital Employed		Aggregate Award Pool as a % of Target
42%	(Maximum)	200%
33		150
19	(Target)	100
5	(Threshold)	50

The aggregate award pool for performance levels between objectives are determined proportionately.  In addition, if the Company’s performance is below Threshold, an award pool equal to 15% of the target awards at the 100% of target level of all program participants in aggregate (excluding the executive officers who are named in the summary compensation table in the proxy statement, referred to as the “named executive officers”) will be available for distribution based on management discretion.  In such circumstances, it is possible that none, some or all of the award pool will be paid to participants.

Determination of Individual Awards

The determination of actual individual awards from the pool is based on the following provisions:

•                  The Company’s CFROC performance (rounded to the nearest one-tenth of a whole percent, for example 38.2%) will be used to determine the percent of target (rounded to the nearest whole percent, for example 179%) available to participants.

•                  The awards for the Chairman and CEO and all other named executive officers are equal to their respective target awards multiplied by the percent of target attained by applying the Company’s CFROC against the performance schedule.  No awards are granted to these executives if Company performance is below the Threshold level.

•                  The pool of award dollars available for distribution to all other participants is equal to these participants’ target awards in aggregate multiplied by the percent of target attained based on Company performance.  The award for an individual participant is equal to 85% of the amount determined by multiplying his/her target award by the percent of target attained based on Company performance.  The remaining 15% of the pool is distributed based on management discretion.

•                  When Company performance does not meet the CFROC threshold level, an award pool equal to 15% of the target awards of all participants, other than the named executive officers, may be distributed on a discretionary basis.

Payment of Awards

Payment of approved awards is made no later than March 15 of the calendar year following completion of the Program Year.

Participants, if eligible, may elect to defer all or a portion of their AIP awards under the provisions of the Company’s non-qualified deferred compensation plans if such elections are in place prior to January 1 of the Program year or within 30 days of participation date if participation starts after the first of the year.  Deferrals are subject to applicable taxes.

Payment of awards to participants whose employment with the Company terminates is as follows:

•                  Due to Retirement, Disability, Death or Job Elimination (As defined below)

Awards are pro-rated based on the participant’s base earnings through the date of termination or disability and are determined and paid out after the close of the Program Year based on applicable performance for the Program Year.

•                  For Cause (As defined below)

Awards for the current Program Year (the year of termination) and awards not yet paid out for the previous Program Year are forfeited.

•                  For Any Other Reason

Awards for the current Program Year (the year of termination) are forfeited.  Awards for a completed Program Year not yet paid are paid out after the close of the Program Year if applicable performance is achieved.

“Retirement” shall mean the Participant’s termination of employment, other than for Cause, death or Disability, following the attainment by the Participant of at least age fifty-five.

“Disability” shall have the meaning ascribed to such term in the Participant’s individual employment, severance or other agreement with the Company or, if the Participant is not party to such an agreement, “Disability” shall mean Participant’s inability because of ill health, physical or mental disability, to perform Participant’s duties for a period of 180 days in any twelve-month period.

“Job Elimination” shall mean the Participant’s termination of employment resulting from the Company’s determination that the job held by the participant is obsolete.

“Cause” shall have the meaning ascribed to such term in the Participant’s individual employment, severance or other agreement with the Company or, if the Participant is not party to such an agreement, “Cause” shall mean (i) dishonesty in the performance of the Participant’s duties, or (ii) the Participant’s malfeasance or misconduct in connection with the Participant’s duties or (iii) any act or omission which is injurious to the Company or its Subsidiaries or affiliates, monetarily or otherwise.

Awards forfeited under the AIP will not be distributed to other participants.

AIP Awards and Employee Benefits

Participants’ AIP awards, whether paid out or deferred, are included in the definition of Compensation for the purpose of calculating pension benefits for eligible participants in the CF Industries, Inc. Retirement Income Plan and the CF Industries, Inc. Supplemental Benefit and Deferral Plan.  AIP awards are not used in the calculation of any other employee benefits.

Other Provisions

Benefits paid to Program participants in the form of salary continuation under CF’s Short-Term Disability Plan are included in base earnings for the purpose of determining awards under the AIP.

Any conflict between the AIP provisions stated in this document and the provisions stated in the 2005 Equity and Incentive Plan will be governed by the 2005 Equity and Incentive Plan.

The AIP is administered by the Compensation Committee of the Company’s Board of Directors, or by such person or persons as the Compensation Committee may delegate to administer the Program.  Such administrator has the authority to make all necessary or desirable interpretations under the AIP, which are final and binding on all AIP participants.

The Company may modify or terminate the AIP at any time. In the event of program termination, the performance results will be determined from the beginning of the current program year to the effective date of program termination. Based on these results, any awards earned will be paid in cash to participants on a pro-rata basis within 45 days after the date of the program termination.

Exhibit I

Definition of Cash Flow Return on Average Gross Capital Employed

The Company Performance Metric for the Annual Incentive Program is Cash Flow Return on Average Gross Capital Employed (CFROC) defined as follows:

CFROC =	Cash Flow
Average Gross Capital Employed

Where:

Cash Flow =

Cash Flow from Operating Activities

Less:  Additions to Property, Plant & Equipment (excluding major capital expenditures)

Less:  Minority Interest in CFL

Less:  Changes in Net Operating Working Capital*

Less:  Increase (Decrease) in Customer Advances

Plus:   Interest Expense

Gross Capital Employed =

Total Stockholders’ Equity (Book Equity) + Interest Bearing Debt (Gross Debt)

Average Gross Capital Employed =

Gross Capital Employed as of 12/31 for current Program Year, plus Gross Capital Employed as of 12/31 of previous Program Year divided by 2.

*Net Operating Working Capital =

Inventories

Plus:  Accounts Receivable

Plus:  Positive Exchange Positions

Plus:  Margin Deposits

Plus:  Prepaid Expenses

Less: Accounts Payable & Accrued Expenses excluding Accruals related to Asset Retirement Obligations

Less: Negative Exchange Positions

The Company’s CFROC performance will be calculated and rounded to the nearest one-tenth of a whole percent, for example 16.9%.